Exhibit 99

ORBCOMM ANNOUNCES FIRST QUARTER 2016 RESULTS

– Total Revenues of $43.6 Million with Service Revenues of $26.9 Million –

– Adjusted EBITDA of $10.7 Million Increased Year Over Year by 18% –

– Added 39,000 Net Subscriber Communicators Increasing the Base to 1,608,000 –

– Acquisition in South Africa To Add Distribution and Support on African Continent –

Rochelle Park, NJ, May 5, 2016 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Machine-to-Machine (M2M) and Internet of Things (IoT) solutions, today announced financial results for the first quarter ended March 31, 2016.

The following financial highlights are in thousands of dollars.

	Three months ended
	March 31,
	2016	2015
Service Revenues	$26,914	$23,774
Product Sales	$16,646	$18,556
Total Revenues	$43,560	$42,330
Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders	$(2,096)	$(2,882)
Basic EPS	$(0.03)	$(0.04)
EBITDA (1,3)	$8,636	$5,230
Adjusted EBITDA (2,3)	$10,698	$9,045

(1)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization.
(2)

Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs.

(3)	A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income, is among other financial tables at the end of this release.

“With the full OG2 constellation in service, an abundance of new customer wins and incremental distribution and support from the addition of Skygistics, 2016 is shaping up to be a promising year for our continued momentum in the global IoT space,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “The first quarter was highlighted by strong growth in service revenues. Product sales would have been higher had two large hardware deployments shipped in Q1 as anticipated, that are now expected to ship in Q2. We are projecting a record Q2 and are on track to execute on our 2016 plan.”

“We are closely managing our costs and the transition to the new third-party manufacturer is going well,” said Robert Costantini, ORBCOMM’s Chief Financial Officer. “This is helping to deliver strong Adjusted EBITDA margins, which we expect will continue throughout 2016.”

Recent Highlights:

Financial Highlights

•

For Q1 of 2016, Total Revenues of $43.6 million were up 3% year-over-year.   Service Revenues increased 13% over the prior year period to $26.9 million.  Product Sales of $16.6 million were $1.9 million, or 10% lower than the prior year period. Impacting Q1 year-over-year comparisons were two large orders of about $2 million this year that are expected to move into Q2 and one unusually large order last year of approximately $5 million to a single customer. Product Sales gross margins improved to 31% from 25% year over year.

•	For Q1 of 2016, Adjusted EBITDA was $10.7 million, at 25% margins, and increased $1.7 million or 18% over the prior year period reflecting operating leverage as revenues increase.

•

ORBCOMM’s Q1 2016 Net Loss of $2.1 million narrowed by $0.8 million compared to the Net Loss of $2.9 million in last year’s first quarter even with higher Depreciation and Amortization and Interest Expenses.

•

Net subscriber communicator additions for ORBCOMM were 39,000 in Q1 of 2016, taking the total billable subscriber communicators to 1,608,000 at March 31, 2016, which compares to 1,262,000 at the end of the same period last year; a 27% increase year-over-year.

M&A Highlights

•

On April 12, 2016, ORBCOMM announced that it has entered into a definitive agreement to acquire Skygistics (PTY) Ltd. and its South African and Australian subsidiaries.  Based outside of Johannesburg, South Africa, Skygistics provides a broad range of satellite and cellular connectivity options as well as telematics solutions centered around the management of remote and mobile assets to more than 250 telematics and enterprise customers. Skygistics will add distribution for ORBCOMM’s broad range of IoT products in some of the fastest growing IoT markets, including South Africa and 22 other African nations.

Customer Highlights

ORBCOMM recently closed a significant number of new opportunities including three new customer wins in transportation: Fairchild Freight, Distribution Solutions Inc. (DSI) and Brown Integrated Logistics. These announcements not only highlight ORBCOMM’s ability to provide advanced telematics solutions for multiple asset classes, but also to seamlessly integrate with third-party transportation management systems, such as TMW and Peoplenet, providing customers with complete visibility to their fleet through one comprehensive platform.

•

On March 31, 2016, ORBCOMM announced that Fairchild Freight, a truckload carrier specializing in the transportation of consumer food commodities throughout North America, has selected ORBCOMM to provide its dual-mode cold chain telematics solution to track and monitor its refrigerated trailers. ORBCOMM will provide both satellite and cellular connectivity through state-of-the-art hardware and a web-based reporting platform for optimal fleet management.

•

On April 5, 2016, ORBCOMM announced that it has been selected by Distribution Solutions Inc. (DSI) to provide industry-leading telematics solutions for its mixed fleet of dry van and refrigerated trailers. Based in Harrison, AR, DSI offers full-service truckload, dry van and refrigerated services across the continental United States. ORBCOMM’s end-to-end solutions include proprietary hardware and a robust web application with data reporting and analytics capabilities.

•

On April 7, 2016, ORBCOMM announced that Brown Integrated Logistics (Brown), the Southeast’s leader in dedicated and regional transportation services for over 65 years, has selected ORBCOMM to provide its solar-powered asset tracking solution for their dry van trailers. ORBCOMM’s solution will provide wireless connectivity through its proprietary hardware and a web-based reporting platform for optimal fleet management.

Product Highlights

•

On April 12, 2016, ORBCOMM announced the availability of its new heavy equipment telematics solution, which includes the dual-mode PT 7000 device and the FleetEdge web application for monitoring and control of equipment used in the construction, mining, rail and utility industries. By utilizing ORBCOMM’s comprehensive solution, customers gain complete visibility of their heavy equipment fleet and are able to manage their operations more efficiently with access to near-real-time asset data and analytics.

For more information on recent highlights, please visit www.orbcomm.com.

Financial Results and Highlights

Revenues

Total Revenues for the first quarter of 2016 were $43.6 million compared to $42.3 million during the same period last year, an increase of 3% with 13% growth in Service Revenues reduced by lower Product Sales on a comparative basis to last year that benefited from a large shipment of approximately $5 million to one customer in Q1 of 2015.

For the first quarter of 2016, Service Revenues were up 13% over the comparable period in 2015, to $26.9 million. The increase in Service Revenues in Q1 of 2016 was driven by strong organic growth of 6%, as well as through acquisitions.

Product Sales during the first quarter of 2016 were $16.6 million compared to $18.6 million during the same period last year, decreasing $1.9 million or 10%. On a comparative period basis to last year, the decrease in Product Sales was impacted by two large sales order opportunities in Q1 of 2016 expected to move into Q2, as well as last year’s large customer shipment in Q1 of 2015.

Direct Costs and Operating Expenses

Total direct costs and operating expenses for the first quarter of 2016 were $43.7 million compared to $43.6 million during the same period in 2015. Direct costs decreased year-over-year largely due to lower Product Sales.  Gross Profit for the first quarter of 2016 was $22.9 million, increasing $2.2 million or 11% compared to $20.7 million for the prior year quarter, due to increases in Service Revenues and higher margins generated by Product Sales in the 2016 first quarter.

Q1 2016 operating expenses were higher than the prior year period primarily due to expenses from the companies acquired such as acquired employees and higher Depreciation and Amortization, partially offset by lower Acquisition-Related and Integration costs in the first quarter of 2016 versus the prior year.

Income (Loss) Before Income Taxes, Net Income (Loss), and Earnings Per Share

Income (Loss) Before Income Taxes for the first quarter of 2016 was a ($1.9) million loss, an improvement over the ($2.3) million loss for the first quarter of 2015.

Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders was ($2.1) million for the first quarter of 2016, narrowing from a loss of ($2.9) million for the same period in 2015. Basic EPS was a loss of ($0.03) per share for the first quarter of 2016 versus a loss of ($0.04) per share for the first quarter of 2015.

EBITDA and Adjusted EBITDA

EBITDA for the first quarter of 2016 was $8.6 million compared to $5.2 million in the first quarter of 2015, an increase of $3.4 million or 65%.

Adjusted EBITDA of $10.7 million for the first quarter of 2016 compared to $9.0 million in the first quarter of 2015, an increase of $1.7 million or 18%.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company to measure operating performance and the quality of earnings. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At March 31, 2016, Cash and Cash Equivalents and Restricted Cash totaled $22.2 million, compared to $28.1 million at December 31, 2015, decreasing $5.9 million.  Cash decreased from Capital Expenditures primarily due to the completion of milestone payments for the OG2 program related to the final launch in late 2015, offset by Cash from Operations of $3.7 million.

Guidance

Expectations for the second quarter of 2016 are Total Revenues between $47 and $50 million.  The Company is maintaining the full year 2016 forecast of Total Revenues of approximately $200 million and Adjusted EBITDA at about 25% margins to Total Revenues.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:00 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, domestic participants should dial 1-888-296-4302 at least ten minutes prior to the start of the call. International callers should dial 1-719-325-2355.  To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at http://investors.orbcomm.com and then select “News & Events” to access the link to the call.  To listen to a replay of the conference call, please visit https://jsp.premiereglobal.com/webrsvp and enter the confirmation code number 8834484.  The replay will be available from approximately 3:30 PM ET on May 5, 2016, through 3:30 PM ET on May 19, 2016.

About ORBCOMM Inc.

ORBCOMM Inc. (Nasdaq: ORBC) is a leading global provider of Machine-to-Machine (M2M) communication solutions and the only commercial satellite network dedicated to M2M. ORBCOMM’s unique combination of global satellite, cellular and dual-mode network connectivity, hardware, web reporting applications and software is the M2M industry’s most complete service offering. Our solutions are designed to remotely track, monitor, and control fixed and mobile assets in core vertical markets including transportation & distribution, heavy equipment, industrial fixed assets, oil & gas, maritime, mining and government.

With nearly 20 years of innovation and expertise in M2M, ORBCOMM has more than 1.6 million subscribers with a diverse customer base including premier OEMs such as Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery Co., Ltd., John Deere, Komatsu Ltd., and Volvo Construction Equipment, as well as end-to-end solutions customers such as C&S Wholesale, Canadian National Railways, CR England, Hub Group, KLLM Transport Services, Marten Transport, Swift Transportation, Target, Tropicana, Tyson Foods, Walmart, Union Pacific Railroad and Werner Enterprises. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations and estimates, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: dependence of SkyWave’s business on its commercial relationship with Inmarsat plc and the services provided by Inmarsat plc, including the continued availability of Inmarsat plc’s satellites; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by us and our resellers; market acceptance and success of our Automatic Identification System business; dependence on a few significant customers, including a concentration in Brazil, loss or decline or slowdown in the growth in business from key customers, such as Caterpillar Inc., Hitachi Construction Machinery Co., Ltd., Komatsu Ltd., Onixsat, Satlink S.L., Sascar and Maersk Lines, other value-added resellers, or VARs, and international value-added resellers, or IVARs, and other value-added Solution Providers, or SPs; dependence on a few significant vendors or suppliers, loss or disruption or slowdown in the supply of products and services from key vendors, such as Inmarsat plc. and Sanmina Corporation; loss or decline or slowdown in growth in business of any of the specific industry sectors we serve, such as transportation, heavy equipment, fixed assets and maritime; our potential future need for additional capital to execute on our growth strategy; additional debt service acquired with or incurred in connection with existing or future business operations; our acquisitions may expose us to additional risks, such as unexpected costs, contingent or other liabilities, or weaknesses in internal controls, and expose us to issues related to non-compliance with domestic and foreign laws, particularly regarding our acquisitions of businesses domiciled in foreign countries; the terms of our credit agreement, under which we currently have borrowed $150 million and may borrow up to an additional $10 million, could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; the inability to effect suitable investments, alliances and acquisitions or the failure to integrate and effectively operate the acquired businesses; fluctuations in foreign currency exchange rates; the inability of our subsidiaries, international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory authorizations, approvals or licenses, including those that must be obtained and maintained by third parties, for particular countries or to operate our satellites; technological changes, pricing pressures and other competitive factors; in-orbit satellite failures or reduced performance of our existing satellites; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; significant liabilities created by products we sell; litigation proceedings; inability to operate due to changes or restrictions in the political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we provide our services; ongoing global economic instability and uncertainty; and changes in our business strategy. In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015, and other documents, on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Michelle Ferris	Chuck Burgess
Director of Corporate Communications	President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6516	212-371-5999
ferris.michelle@orbcomm.com	clb@abmac.com

ORBCOMM Inc.
Consolidated Balance Sheets
(In thousands, except par value and share data) (Unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$21,158	$27,077
Accounts receivable, net of allowance for doubtful accounts of $1,047 and $1,233, respectively	31,205	29,816
Inventories	21,665	20,712
Prepaid expenses and other current assets	5,818	5,646
Restricted cash	1,000	1,000
Deferred income taxes	508	508
Total current assets	81,354	84,759
Satellite network and other equipment, net	235,182	229,970
Goodwill	112,425	112,425
Intangible assets, net	90,229	93,172
Other assets	7,116	6,573
Total assets	$526,306	$526,899
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9,926	$13,895
Accrued liabilities	29,458	24,186
Current portion of deferred revenue	7,373	7,652
Total current liabilities	46,757	45,733
Note payable - related party	1,298	1,241
Note payable	150,000	150,000
Deferred revenue, net of current portion	5,140	6,024
Deferred tax liabilities	18,643	18,440
Other liabilities	5,039	5,705
Total liabilities	226,877	227,143
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders' equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 35,173 and 35,759 shares issued and outstanding	351	357
Common stock, par value $0.001; 250,000,000 shares authorized; 70,875,217 and 70,613,642 shares issued at March 31, 2016 and December 31, 2015	71	71
Additional paid-in capital	382,914	381,659
Accumulated other comprehensive income (loss)	(660)	(1,174)
Accumulated deficit	(83,520)	(81,424)
Less treasury stock, at cost; 29,990 shares at March 31, 2016 and December 31, 2015	(96)	(96)
Total ORBCOMM Inc. stockholders' equity	299,060	299,393
Noncontrolling interest	369	363
Total equity	299,429	299,756
Total liabilities and equity	$526,306	$526,899

ORBCOMM Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues:
Service revenues	$26,914	$23,774
Product sales	16,646	18,556
Total revenues	43,560	42,330
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	9,188	7,704
Cost of product sales	11,450	13,948
Gross profit	22,922	20,678
Operating expenses:
Selling, general and administrative	11,756	11,441
Product development	1,957	1,608
Depreciation and amortization	8,959	6,455
Acquisition - related and integration costs	364	2,451
Loss from operations	(114)	(1,277)
Other income (expense):
Interest income	88	71
Other (expense) income	(190)	188
Interest expense	(1,699)	(1,242)
Total other income (expense)	(1,801)	(983)
Loss before income taxes	(1,915)	(2,260)
Income taxes	162	477
Net loss	(2,077)	(2,737)
Less: Net income attributable to the noncontrolling interests	19	136
Net loss attributable to ORBCOMM Inc.	$(2,096)	$(2,873)
Net loss attributable to ORBCOMM Inc. common stockholders	$(2,096)	$(2,882)
Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.03)	$(0.04)
Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.03)	$(0.04)
Weighted average common shares outstanding:
Basic	70,700	70,238
Diluted	70,700	70,238

ORBCOMM Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(2,077)	$(2,737)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	(303)	200
Change in the fair value of acquisition-related contingent consideration	100	(93)
Amortization of the fair value adjustment related to warranty liabilities acquired through acquisitions	(8)	(12)
Amortization of deferred financing fees	155	110
Depreciation and amortization	8,959	6,455
Stock-based compensation	1,386	1,131
Foreign exchange loss (gain)	351	(532)
Deferred income taxes	203	432
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,096)	10,946
Inventories	(864)	(3,004)
Prepaid expenses and other assets	(969)	(1,351)
Accounts payable and accrued liabilities	(877)	(6,538)
Deferred revenue	(1,178)	(318)
Other liabilities	(118)	130
Net cash provided by operating activities	3,664	4,819
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(133,707)
Capital expenditures	(9,835)	(4,171)
Cash held for acquisition	—	123,000
Net cash used in investing activities	(9,835)	(14,878)
Cash flows from financing activities:
Proceeds received from issuance of long-term debt	—	10,000
Cash paid for debt issuance costs	—	(842)
Proceeds received from exercise of stock options	—	244
Principal payment of note payable	—	(10,000)
Principal payments of capital leases	—	(24)
Net cash used in financing activities	—	(622)
Effect of exchange rate changes on cash and cash equivalents	252	(192)
Net decrease in cash and cash equivalents	(5,919)	(10,873)
Beginning of period	27,077	91,565
End of period	$21,158	$80,692
Supplemental disclosures of cash flow information:
Cash paid for
Interest	$2,198	$2,332
Income taxes	$138	$364

The following table reconciles our Net Income attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended March 31,
	2016	2015
(in thousands)
Net loss attributable to ORBCOMM Inc.	$(2,096)	$(2,873)
Net interest expense (income)	1,611	1,171
Provision for income taxes	162	477
Depreciation and amortization	8,959	6,455
EBITDA	$8,636	$5,230
Stock-based compensation	1,386	1,131
Noncontrolling interests	19	136
Acquisition-related and integration costs	364	2,451
In-orbit insurance	293	97
Adjusted EBITDA	$10,698	$9,045

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for Stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin equals Adjusted EBITDA divided by Total Revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin measures presented by other companies. A reconciliation table is presented above.